SOUTHWEST AIRLINES REPORTS JUNE TRAFFIC

DALLAS, TEXAS – July 8, 2016 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its June, second quarter, and year-to-date preliminary traffic statistics.

The Company flew 11.5 billion revenue passenger miles (RPMs) in June 2016, an increase of 6.8 percent from the 10.8 billion RPMs flown in June 2015. Available seat miles (ASMs) increased 5.4 percent to 13.1 billion in June 2016, compared with June 2015 ASMs of 12.5 billion. The June 2016 load factor was a record for the month of June at 87.4 percent, compared with 86.2 percent in June 2015. The Company continues to estimate its second quarter 2016 operating revenue per ASM (RASM) will increase less than 1.0 percent as compared with second quarter 2015.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

JUNE
	2016	2015	Change
Revenue passengers carried	11,119,189	10,520,004	5.7%
Enplaned passengers	13,624,089	12,908,502	5.5%
Revenue passenger miles (000s)	11,489,804	10,757,440	6.8%
Available seat miles (000s)	13,149,697	12,475,838	5.4%
Load factor	87.4%	86.2%	1.2 pts.
Average length of haul	1,033	1,023	1.0%
Trips flown	113,431	110,038	3.1%

SECOND QUARTER
	2016	2015	Change
Revenue passengers carried	32,340,969	30,800,742	5.0%
Enplaned passengers	39,479,241	37,670,284	4.8%
Revenue passenger miles (000s)	32,707,694	30,858,381	6.0%
Available seat miles (000s)	38,225,282	36,476,030	4.8%
Load factor	85.6%	84.6%	1.0 pts.
Average length of haul	1,011	1,002	0.9%
Trips flown	334,452	326,309	2.5%

YEAR-TO-DATE
	2016	2015	Change
Revenue passengers carried	60,944,448	57,243,738	6.5%
Enplaned passengers	74,107,682	69,769,242	6.2%
Revenue passenger miles (000s)	61,115,858	56,719,247	7.8%
Available seat miles (000s)	73,493,431	68,773,495	6.9%
Load factor	83.2%	82.5%	0.7 pts.
Average length of haul	1,003	991	1.2%
Trips flown	648,989	622,879	4.2%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com
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SW-T